Exhibit 99.1

S.Y. Bancorp Promotes Ja Hillebrand to President

Company Realigns Commercial Lending and Private Banking with the Promotion of Philip Poindexter to Chief Lending Officer

LOUISVILLE, Ky.--(BUSINESS WIRE)--S.Y. Bancorp, Inc. (NASDAQ:SYBT), parent company of Stock Yards Bank & Trust Company, which has offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today announced two key promotions within its top management, as well as the streamlining of its lending and private banking operations.

James A. (Ja) Hillebrand (age 39), who most recently served as Executive Vice President and Director of Private Banking, was named President of S.Y. Bancorp and Stock Yards Bank & Trust Company. He assumes that title from David Heintzman, who retains the titles of Chairman and Chief Executive Officer of the Company. In his new role, Hillebrand, a 12-year veteran of Stock Yards Bank & Trust, will be responsible for overseeing commercial banking and private banking, along with all retail banking, including the residential mortgage company. Hillebrand also has been appointed to the Company's Board of Directors, increasing to 12 the number of board members.

Additionally, Philip Poindexter (age 42), formerly Stock Yards Bank's Executive Vice President and Director of Commercial Lending, has been promoted to the newly created position of Chief Lending Officer. Poindexter will directly oversee the Company's commercial and private banking activities for Louisville, Cincinnati and Indianapolis, as well as small business lending, treasury and international services.

Commenting on the announcement, Heintzman said, "I am pleased to announce the progression of these two officers within our management ranks. These promotions recognize not only the hard work of these individuals and their dedication to our company and client base, but also the extraordinary talent and skill they bring to their new positions. I congratulate Ja and Phil and commend them for their accomplishments."

"We have witnessed much growth and progress at S.Y. Bancorp since 2005, when I assumed the position of President along with my succession to Chairman and Chief Executive Officer," Heintzman continued. "The Company has solidified its presence in Indianapolis, much to Ja's credit, and has established operations in our newest market in Cincinnati. Along with our expanding operational footprint, total assets have increased to almost $1.6 billion, so it is clear to me that the time is right to separate the role of President. Such a move allows greater focus on our day-to-day banking operations by Ja, a proven leader in our organization, concurrent with the strong leadership that Senior Executive Vice President Kathy Thompson continues to provide at our flagship trust operations, Stock Yards Trust Company, one of our state's largest bank-owned trust companies. As a result, this new structure permits me to place greater emphasis on the operational and financial aspects of our business, along with an increased focus on strategic matters that will shape our long-term future."

Hillebrand, with 20 years of banking experience spanning the areas of private banking, commercial lending and retail banking, is a Louisville native and a graduate of Bellarmine University. He began his career with PNC Bank in 1988 before joining Jefferson Banking Company, now BB&T, in 1994.

Poindexter, who joined S.Y. Bancorp in 2004, began his banking career in 1989 as a commercial lender for NCNB Bank (now Bank of America) in South Florida. In 1992, he began working for PNC Bank in Louisville as a corporate banker. He then moved to Jefferson Banking Company, now BB&T, in 1994 and most recently served as City Executive for BB&T, managing all commercial banking functions for the Louisville region. Poindexter, also a Louisville native, graduated from Indiana University.

Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.596 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

This release contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.

CONTACT:
S.Y. Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President,
Treasurer and Chief Financial Officer